Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Robert J. Conologue, Chief Financial Officer
Trans-Lux Corporation
phone: 212-897-2228
e-mail: rconologue@trans-lux.com

Trans-Lux Corporation Announces Extension of Rights Offering

NEW YORK, NY (November 5, 2015) – Trans-Lux Corporation (OTC Pink: TNLX) (“Trans-Lux”), a leading supplier of Digital Displays and next generation LED lighting, today announced that it has extended the expiration date of its previously announced rights offering to 5:00 p.m., Eastern Time, on November 19, 2015.

Under the terms of the rights offering, Trans-Lux distributed one non-transferable subscription right to purchase shares of its Series B Convertible Preferred Stock for each share of Trans-Lux’s common stock owned at 5:00 p.m., Eastern Time, on September 28, 2015, the record date for the rights offering.  33 subscription rights entitle the holder to purchase one share of Series B Convertible Preferred Stock at a subscription price of $200.00 per share.  The rights offering also includes an over-subscription right, which entitles each rights holder that exercises its basic subscription rights in full to purchase additional shares of Series B Convertible Preferred Stock that remain unsubscribed at the expiration of the rights offering, subject to certain limitations.

If all of the subscription rights are exercised and all the shares of Series B Convertible Preferred Stock offered are sold, the gross proceeds from the rights offering will be approximately $10.2 million.  Trans-Lux intends to use the net proceeds from the rights offering for the repayment of certain debt and for payment of certain required contributions under its defined benefit pension plan, with the remainder to be used for general corporate purposes.

The Series B Convertible Preferred Stock carries a 6.0% cumulative annual dividend and is convertible into shares of common stock at an initial conversion price of $10.00 per share, representing a conversion ratio of 20 shares of common stock for each share of Series B Convertible Preferred Stock held at the time of conversion, subject to adjustment.  The shares of Series B Convertible Preferred Stock may be subject to mandatory conversion after three years, or as early as one year if the closing sale price of the common stock has been greater than or equal to $15.00 for 30 consecutive trading days.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, and there will be no sale of any securities in any state in which such an offer, solicitation, or purchase would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state.  The offer of the shares of Series B Convertible Preferred Stock issuable upon exercise of the rights is made only by means of the prospectus dated October 14, 2015 forming a part of Trans-Lux’s registration statement filed with and declared effective by the SEC, and related documents.  A copy of the prospectus may be obtained, free of charge, on the SEC website at www.sec.gov, or by contacting the information agent for the rights offering, Morrow & Co., LLC, by email at tnlx.info@morrowco.com or by telephone at (800) 662-5200.  Banks and brokerage firms also may contact Morrow & Co., LLC at (203) 658-9400.  Before you invest, you should carefully read the prospectus and other documents Trans-Lux has filed with the SEC for more complete information about Trans-Lux and the rights offering.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit www.Trans-Lux.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in Trans-Lux’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that Trans-Lux believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond Trans-Lux’s control. Actual results, factors, developments, and events may differ materially from those Trans-Lux assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in Trans-Lux’s filings with the SEC, could cause Trans-Lux’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Trans-Lux disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.